Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Increased Borrowing Base Availability

OKLAHOMA CITY (December 27, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that the Company’s bank group has completed a redetermination of its borrowing base under its senior revolving credit facility. As a result, the Company’s borrowing base has been increased from $50 million to $65 million. The Company will pay a fee of $150,000 in connection with the borrowing base increase. The next redetermination of the Company’s borrowing base is scheduled to occur during Spring 2011.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport recently acquired an acreage position in the Niobrara Shale of Western Colorado. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this press release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888